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                                                                  EXHIBIT 23.39

                     [H.J. PORTER & ASSOCIATES LETTERHEAD]


                                        December 11, 1997


Mr. Larry Miller, Director
Merrill Lynch
250 Vesey Street, 26th Floor
New York, NY 10281-1326

Dear Mr. Miller:

This is to confirm that, notwithstanding anything to the contrary contained in our report dated August-November 1997, with respect to our appraisals of the leased fee interests in the twelve (12) Newton Oldacre McDonald properties listed below, such report and the transmittal letter related thereto, as well as the name H.J. Porter & Associates may be included in and referred to in any offering document relating to the sale of related real estate or mortgage securities or participation interests to institutional investors.

The twelve (12) properties are those properties, commonly known as:

o    Mandeville Marketplace (Mandeville, LA)
o    Nine Mile Plaza (Pensacola, FL)
o    River Square Shopping Center (Hueytown, AL)
o    Greenbrier Station (Anniston, AL)
o    The "Y" Shopping Center (Panama City, FL)
o    Russell Crossing (Phenix City, AL)
o    59 West Shopping Center (Bessemer, AL)
o    29 North Shopping Center
o    Betts Crossing (Opelika, AL)
o    Clanton Marketplace (Clanton, AL)
o    Opp Marketplace (Opp, AL)
o    Parker Center (Parker, FL)


                                        Sincerely

                                        H.J. Porter & Associates

                                        /s/ Howard J. Porter, Jr.

                                        Howard J. Porter, Jr. President